Exhibit 99.1

VICI PROPERTIES INC. TO ACQUIRE THE REAL ESTATE ASSETS OF THE GREEKTOWN CASINO-HOTEL AND LEASE TO PENN NATIONAL GAMING

– Acquiring Market-Leading Property at a 7.9% Capitalization Rate –
– Acquisition Expected to be Accretive at Closing –

NEW YORK, NEW YORK – November 14, 2018 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust (“REIT”), today announced that it has, together with Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National”) entered into definitive agreements to acquire the real property and operations of the Greektown Casino-Hotel (“Greektown”), located in downtown Detroit, Michigan, for an aggregate purchase price of approximately $1.0 billion in cash. Under the terms of the agreements, VICI Properties will acquire the land and real estate assets of Greektown for approximately $700.0 million, and Penn National will acquire the operating assets of Greektown for approximately $300.0 million.
Simultaneous with the closing of this transaction, the Company will enter into a triple-net lease agreement with Penn National related to Greektown. The lease will have an initial total annual rent of $55.6 million for an implied capitalization rate of 7.9%, with an initial term of 15 years, with four 5-year renewal options. The rent coverage ratio in the first year after closing is expected to be 1.8x and the tenant’s obligations under the lease will be guaranteed by Penn National.
John Payne, President and Chief Operating Officer of VICI Properties, said, “We are proud to expand our partnership with Penn National and add Greektown to our growing portfolio of market-leading gaming, hospitality and entertainment destinations. As the only casino located in Detroit’s historic Central Business District, Greektown, and its 30-story hotel tower, are ideally situated. Downtown Detroit is benefiting tremendously from billions of dollars of investment across the residential, commercial, entertainment and cultural infrastructure. The eight-acre property benefits from being in close proximity to the world-class sporting and entertainment venues, which are home to Detroit’s four major sports teams, as well as iconic locations, such as GM’s Renaissance Center and the Cobo Center. The transaction represents another great example of VICI’s ability to source and execute accretive deals that bring value to our shareholders, while furthering our strategic goal to diversify our roster of best-in-class gaming operators.”
Opened in 2000, Greektown Casino-Hotel features 100,000 square feet of casino space, approximately 2,700 gaming machines and 60 table games, a poker room, three restaurants, five quick-serve food outlets, three bars and a coffee shop. In addition, the casino boasts a AAA Four Diamond 400-room, luxury high-rise hotel with 14,000 square feet of event and catering space. The property employs approximately 1,800 team members and has partnered with nearly 20 local restaurants to offer fine dining rewards to guests.
The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in mid-2019. The acquisition is expected to be accretive immediately upon closing.

Goldman Sachs & Co. LLC is acting as financial advisor and Kramer Levin Naftalis & Frankel LLP is acting as legal advisor to VICI Properties for the transaction described herein.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 36 million square feet and features approximately 14,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the acquisition of Greektown may not be consummated on the terms or timeframe described herein, or at all; the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, the regulatory approvals required to consummate the transactions; the terms on which the Company intends to finance the transaction, including the source of funds used to finance such transaction; disruptions to the real property and operations of Greektown during the pendency of the closing; risks that the Company may not achieve the benefits contemplated by the acquisitions (including any expected accretion or the amount of any future rent payments); and risks that not all potential risks and liabilities have been identified in the Company’s due diligence of Greektown. Important factors that may affect the Company’s business, results of operations and financial position are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631
Or
ICR
Jacques Cornet
Jacques.Cornet@icrinc.com

Media Contacts:
PR@viciproperties.com
(646) 949-4631
Or
ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

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